CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Global Medium-Term Notes, Series A	$22,875,850 (2)	$2,621.57

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Calculated on the basis of 2,287,585 each having a $10 principal amount per unit.

Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement ARN-1 dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The notes are being issued by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and beginning on page S-10 of product supplement ARN-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$22,875,850.00
Underwriting discount	$0.20	$457,517.00
Proceeds, before expenses, to Barclays Bank PLC	$9.80	$22,418,333.00

Merrill Lynch & Co. November 22, 2011

2,287,585 Units

Accelerated Return Notes®

Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013

$10 principal amount per unit

Term Sheet No. 58

Barclays Bank PLC

Pricing Date

Settlement Date

Maturity Date

CUSIP No.

November 22, 2011

November 30, 2011

January 25, 2013

06738G423

Accelerated Return Notes®

¡ The notes have a maturity of approximately 14 months

¡ The notes provide 3-to-1 upside exposure to increases in the level of the PHLX Oil Service SectorSM Index, subject to a cap of 36.90%

¡ 1-to-1 downside exposure, with no downside limit

¡ Payment of the Redemption Amount at maturity is subject to the credit risk of Barclays Bank PLC

¡ No periodic interest payments

¡ No listing on any securities exchange

¡ ARNs are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. ARNs are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013

Summary

The Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013 (the “ARNs”) are senior unsecured debt securities of Barclays Bank PLC. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes provide a leveraged return for investors, subject to a cap, if the level of the PHLX Oil Service SectorSM Index (the “Index”) increases moderately from the Starting Value of the Index to the Ending Value of the Index. Investors must be willing to forgo interest payments on the notes and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	PHLX Oil Service SectorSM Index (Bloomberg symbol: “OSX”)
Starting Value:	217.94
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described on page S-24 of product supplement ARN-1.

Capped Value:	$13.69 per unit of the notes, which represents a return of 36.90% over the Original Offering Price.
Maturity Valuation Period:	January 15, 2013, January 16, 2013, January 17, 2013, January 18, 2013, and January 22, 2013.
Joint Calculation Agents:	Barclays and MLPF&S
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013

Hypothetical Payout Profile

This graph reflects the returns on the notes at maturity, based on the Participation Rate of 300% and the Capped Value of $13.69 (a 36.90% return). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, and term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes; and

▪	the total rate of return to holders of the notes.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples are based on the Participation Rate of 300% and the Capped Value of $13.69 (per unit).

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
92.00		-8.00%	$9.20		-8.00%
94.00		-6.00%	$9.40		-6.00%
96.00		-4.00%	$9.60		-4.00%
98.00		-2.00%	$9.80		-2.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
104.00		4.00%	$11.20		12.00%
106.00		6.00%	$11.80		18.00%
108.00		8.00%	$12.40		24.00%
110.00		10.00%	$13.00		30.00%
112.30		12.30%	$13.69	(2)	36.90%
120.00		20.00%	$13.69		36.90%
130.00		30.00%	$13.69		36.90%
140.00		40.00%	$13.69		36.90%
150.00		50.00%	$13.69		36.90%

(1)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 217.94, which was the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-7.

(2)	The Redemption Amount cannot exceed the Capped Value of $13.69 per unit of the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013

Example 1 — The Ending Value is 80% of the Starting Value:

Starting Value: 100.00

Ending Value:   80.00

$10 ×	(80.00)	= $8.00
100.00

Redemption Amount (per unit) = $8.00

Example 2 — The Ending Value is 102% of the Starting Value:

Starting Value:   100.00

Ending Value:    102.00

$10 +	[	$10 × 300% ×	(102.00 – 100.00)	]	= $10.60
100.00

Redemption Amount (per unit) = $10.60

Example 3—The Ending Value is 150% of the Starting Value:

Starting Value:   100.00

Ending Value:    150.00

$10 +	[	$10 × 300% ×	(150.00 – 100.00)	]	= $25.00
100.00

Redemption Amount (per unit) = $13.69 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement ARN-1 and page S-6 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

The costs of developing, hedging, and distributing the notes described on page TS-6 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result, the price at which you may sell the notes in any secondary market may be significantly lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	The Index Sponsor, as defined below, may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S and our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement ARN-1.

Additional Risk Factors

An investment related to the oil service industry can be volatile as a result of various factors that we cannot control, and this volatility may reduce the value of the notes.

Historically, stock prices of oil service companies, and hence the level of the Index, have been highly volatile. The stock prices of oil service companies are affected by numerous factors that interact in complex and unpredictable ways, including oil supply and demand, political events and policies, fiscal, monetary and exchange control programs and direct government intervention such as embargos, and supply disruptions in major oil producing or consuming regions such as the Middle East, the U.S., Latin America, and Russia. The outcome of meetings of, and actions taken by, the Organization of Petroleum Exporting Countries, or “OPEC”, also can affect liquidity and world oil supply and, consequently, the stock prices of oil service companies and the level of the Index. Market expectations about these events and speculative activity also may cause oil prices or the stock prices of oil service companies and, consequently, the level of the Index to fluctuate unpredictably. Such fluctuations may significantly and adversely affect the value of your notes.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could negatively affect the stock prices of oil service companies, the level of the Index and the market value and the Redemption Amount of the notes.

The stocks included in the Index are concentrated in one sector.

All of the stocks included in the Index are issued by companies in the oil service sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the oil service sector, including those described immediately above. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Index is not necessarily representative of the oil service industry.

While the stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the oil service industry, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire industry generally. If the stocks underlying the Index decline in value, the level of the Index will decline even if common stock prices in the oil service industry generally increase in value.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities, and conflicts of interest, see “Risk Factors — General Risks Relating to ARNs” beginning on page S-10 and “Use of Proceeds” on page S-21 of product supplement ARN-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January 25, 2013

The Index

We have obtained all information regarding the Index contained in this term sheet, including its make up, method of calculation, and changes in its components, from information prepared by NASDAQ OMX. That information reflects the policies of, and is subject to change by NASDAQ OMX. NASDAQ OMX, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of NASDAQ OMX discontinuing publication of the Index are discussed in the section of product supplement ARN-1 entitled “Description of ARNs — Discontinuance of a Market Measure.” None of us, the calculation agent, and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

“Nasdaq®,” “OMX®,” “NASDAQ OMX®,” “PHLX®,” “PHLX Oil Service SectorSM Index,” and “OSXSM” are registered trademarks or servicemarks of Nasdaq OMX and have been licensed for use by MLPF&S, in exchange for a fee, in connection with this offering. The notes have not been passed on by NASDAQ OMX as to their legality or suitability and are not sponsored, endorsed, sold, or promoted by NASDAQ OMX or its affiliates. NASDAQ OMX OR ITS AFFILIATES MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES AND MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

General

The Index is designed to measure the performance of a set of companies whose primary business is in the oil services sector, including oil drilling and production services, oil field equipment, support services, and geophysical/reservoir services, and is currently composed of 15 members. See “— Composition of the Index.” The Index is published by NASDAQ OMX. The Index began on December 1, 1996 at a base value of 75.00 and options on the Index commenced trading on February 24, 1997. NASDAQ OMX may adjust the composition of the Index as described in more detail below, and will exercise reasonable discretion as it deems appropriate to ensure index integrity.

The Index is a price-weighted index, and the weight of an underlying component security in the Index (each, an “Index Security”) is based on its per share price rather than the total market capitalization of the issuer of such security. The level of the Index is generally calculated by adding together the values of the component securities (based on the last sale price of each component security on its primary listing market) and dividing the aggregate value by the divisor of the Index. The divisor serves the purpose of scaling the Index level to a lower order of magnitude, which is more desirable for reporting purposes. In order to maintain the continuity of the Index, the divisor is adjusted to reflect non-market changes in the prices of the component securities as well as changes in the composition of the Index. Changes which may result in divisor adjustments include but are not limited to stock dividends, stock splits, certain spin-offs or rights issuances.

The Index is a price return index and is ordinarily calculated without regard to cash dividends on the Index Securities. The Index is calculated during the trading day and is disseminated once per second from 9:30 a.m. to 5:16 p.m., east coast time (which is ordinarily the time the official closing value of the Index is disseminated). The closing value of the Index may change up until 5:15 p.m. east coast time due to corrections to the last sale price of the Index Securities.

The Securities and Exchange Commission has approved a proposal by NASDAQ OMX to expand to thirty the number of issuers of component securities included in the Index and to change the Index weighting methodology to modified capitalization weighting. To date, the proposed Index changes have not been implemented.

Composition of the Index

The following is a list of companies included in the Index as of October 27, 2011 and their trading symbols:

Company Name	Symbol
Baker Hughes Inc	BHI
Cameron International Corp	CAM
Diamond Offshore Drilling Inc.	DO
Global Industries Ltd	GLBL
Halliburton Co	HAL
Lufkin Industries Inc	LUFK
Nabors Industries Ltd	NBR
National Oilwell Varco Inc	NOV
Noble Corp	NE
Oceaneering International Inc	OII
Rowan Cos Inc	RDC
Schlumberger Ltd	SLB
Tidewater Inc	TDW
Transocean Ltd	RIG
Weatherford International Ltd	WFT

Eligibility

Index eligibility is limited to specific types of securities. The security types eligible for the Index include domestic or foreign common stocks, ordinary shares, American Depository Receipts, shares of beneficial interest or limited partnership interests, and tracking stocks. Security types not included in the Index are closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities.

Initial Security Eligibility Criteria

To be included in the Index, a security must meet the following criteria:

▪	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE Amex;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the oil services sector;

▪	only one class of security per issuer is allowed;

▪	the security must have a market capitalization of at least $100 million;

▪	the security must have traded at least 1.5 million shares in each of the last six months;

▪	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings;

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January , 2013

▪	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for the Index;

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

▪	the issuer of the security must have “seasoned” on a recognized market for at least six months; in the case of spin-offs, the operating history of the spin-off will be considered.

Continued Security Eligibility Criteria

To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:

▪	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE Amex.;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the oil services sector;

▪	the security must have a market capitalization of at least $60 million;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings; and

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Component Replacement Criteria

In the event that an Index Security no longer meets the continued security eligibility criteria described above, it will be replaced with a security not currently in the Index that meets all of the initial security eligibility criteria and additional criteria which follows. Securities eligible for inclusion will be ranked ascending by market value, current price, and percentage price change over the previous six months. The security with the highest overall ranking will be added to the Index (if multiple securities have the same rank, the security with the largest market capitalization will rank higher), provided that the Index then meets the following criteria:

▪	no single Index Security is greater than 20% of the weight of the Index, and the top five Index Securities do not constitute more than 55% of the weight of the Index; and

▪	no more than 15% of the weight of the Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements.

In the event that the highest ranking security does not permit the Index to meet the above criteria, the next highest ranking security will be selected and the Index criteria will again be applied to determine eligibility. The process will continue until a qualifying replacement security is selected.

Continued Index Eligibility Criteria

In addition to the security eligibility criteria, the Index as a whole must meet the following criteria on a continual basis unless otherwise noted:

▪

no single Index Security is greater than 25% of the weight of the Index, and the top five Index Securities do not constitute more than 60% of the weight of the Index (measured semi-annually on the first trading day in January and July);

▪	no more than 18% of the weight of the Index is composed of non-U.S. Index Securities that are not subject to comprehensive surveillance agreements;

▪	the total number of Index Securities has not increased or decreased by 33 1/3% of the Index and in no event will be less than nine;

▪	Index Securities representing at least 95% of the weight of the Index have a market capitalization of at least $75 million;

▪	Index Securities representing at least 92% of the weight of the Index and at least 82% of the total number of Index Securities meet the security options eligibility rules of NASDAQ OMX.; and

▪

Index Securities must have trading volume of at least 600,000 shares for each of the last six months, except that for each of the lowest weighted Index Securities that in the aggregate account for no more than 5% of the weight of the Index, trading volume must be at least 500,000 shares for each of the last six months.

In the event the Index does not meet the criteria, the Index composition will be adjusted to ensure that the Index meets the criteria. Index Securities that contribute to the Index not meeting the eligibility criteria may be removed. Index Securities may be added and/or replaced according to the component replacement rules to ensure compliance with these criteria.

To the extent that an Index Security is removed from the Index, as described above, it will ordinarily be removed from the Index at its last sale price. However, if at the time it is removed, the Index Security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the Index Security may, in NASDAQ OMX’s discretion, be removed at a zero price. The zero price will be applied to the Index Security after the close of the market but prior to the time the official closing value of the Index is disseminated.

For purposes of all Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Index Maintenance

If a corporate event occurs as to any Index Security, such as a stock dividend, stock split, certain spin-offs, or rights issuance, the price of the Index Security will reflect the occurrence of the corporate event on the ex-date and the shares will remain fixed.

In the event of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price of an Index Security in accordance with its Index dividend policy. If NASDAQ OMX determines that a change will be made, it will become effective on the ex-date and advance notification will be made.

In the event of a change to the price of an Index Security due to stock dividends, stock splits, spin-off, rights issuances, or special cash dividends, the divisor is ordinarily adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the Index prior to market open on the applicable effective date.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January , 2013

The following graph sets forth the monthly historical performance of the Index in the period from January 2005 through October 2011. We obtained this historical data from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On the pricing date, the closing level of the Index was 217.94.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

NASDAQ OMX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index, which is owned and published by NASDAQ OMX in connection with the notes. We have entered into a sub-license agreement with MLPF&S with respect to the Index. The license agreement between NASDAQ OMX and MLPF&S provides that the following language must be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by NASDAQ OMX or its affiliates. NASDAQ OMX or its affiliates have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. NASDAQ OMX or its affiliates makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the PHLX Oil Services SectorSM Index to track general stock market performance. NASDAQ OMX or its affiliates’ only relationship to MLPF&S and to us is the licensing of the Nasdaq®, OMX®, PHLX Oil Services SectorSM, and OSXSM registered trademarks, service marks, and certain trade names of NASDAQ OMX and the use of the PHLX Oil Services SectorSM Index, which is determined, composed, and calculated by NASDAQ OMX or its affiliates without regard to MLPF&S, us, or the notes. NASDAQ OMX or its affiliates has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the notes into consideration in determining, composing, or calculating the PHLX Oil Services Sector Index. NASDAQ OMX or its affiliates is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes is to be converted into cash. NASDAQ OMX or its affiliates has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion, or trading of the notes.

NASDAQ OMX OR ITS AFFILIATES DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE PHLX OIL SERVICES SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ OMX OR ITS AFFILIATES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PHLX OIL SERVICES SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ OMX OR ITS AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHLX OIL SERVICES SECTORSM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ OMX OR ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January , 2013

Material U.S. Federal Income Taxation Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-35 of product supplement ARN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement ARN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement ARN-1) and you hold your ARNs as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-1 (for example, if you did not purchase your ARNs in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARNs as a pre-paid cash-settled executory contract with respect to the Index. If your ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ARNs. Such gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your ARNs should be treated in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement ARN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your ARNs as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement ARN-1 and “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors — General Risks Relating to ARNs — Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-17 of product supplement ARN-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ARNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the PHLX Oil Service SectorSM Index, due January , 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-1 dated May 27, 2011:

http://sec.gov/Archives/edgar/data/312070/000119312511153078/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Accelerated Return Notes®	TS-11